EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 17, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Toreador Resources Corporation on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Toreador Resources Corporation, on Forms S-8 (File No. 333-14145, File No. 333-39309, File No. 333-88475, File No. 333-53632, File No. 333-99959, File No. 333-125050, and File No. 333-134144) and on Forms S-3 (File No. 333-52522, File No. 333-65720, File No. 333-118376, File No. 333-118377, and File No. 333-129628).
/s/ Grant Thornton LLP
Houston, Texas
March 17, 2008